                             [SMARTALK LETTERHEAD]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

                              Contact:     Pamela Bennett
                                           Manager, Investor Relations
                                           (614) 789-8650



          SMARTALK ANNOUNCES RESTATEMENT OF FINANCIAL RESULTS FOR 1997
                   AND FOR Q1 AND Q2 1998 NEARING COMPLETION

               HIGHLIGHTS KEY DEVELOPMENTS AND BUSINESS PROSPECTS

                                ----------------

     COLUMBUS, OHIO, OCTOBER 22, 1998 -- SmarTalk TeleServices, Inc. (Nasdaq:
SMTK) today stated that the previously announced review of the Company's financial statements for 1997 and the first two quarters of 1998 is nearing completion. This review has been led by the Company with the assistance of PricewaterhouseCoopers LLP (PwC), the Company's independent accountants, and was reviewed by Arthur Andersen LLP, serving as an independent advisor to a special committee of the Board of Directors.
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     The Company's Board of Directors has received a substantially final report from PwC. The report identifies adjustments relating to the purchase accounting for the Company's 1997 acquisitions, including the recording of deferred revenue, allocation of purchase price to intangible assets, and the write off of in-process research and development (IPR&D). In addition, the report identifies adjustments relating to the Company's 1997 restructuring charge, accounts receivable reserves, write-downs of certain assets and other immaterial items.

     Said Erich Spangenberg, chief executive officer, "While this review has taken longer than anticipated, we are confident that it will ultimately put us on a sound footing for our future financial reporting." Noting that the Company has recently installed a new financial team, Spangenberg added, "We are gratified that the review found no fraud or other improprieties, and we look forward to finalizing this review and restoring credibility with the financial community. We are committed to showing our customers, vendors and employees, who have been supportive and patient throughout this process, that they are associated with a winning company and a winning team."

     Said Wayne V. Wooddell, who was appointed as SmarTalk's chief financial officer in September following the resignation of Andy Folck, "We have completed the review of most significant aspects of SmarTalk's business. We had expected to announce final restated financial results today, but we have decided to further review our IPR&D charge taken at the end of 1997. Based on our review to date, we can report that breakage revenue for 1998 will decline, substantially all of the restructuring reserves originally recorded in 1997 will be reversed with a portion reflected as expense in 1998, and amortization of intangibles will materially increase. While the Company anticipates continued revenue growth at attractive rates quarter over quarter, these adjustments will negatively impact earnings per share in 1998 and future years. The Company believes that its future financial results should be evaluated primarily on the basis of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a common measure of performance in the telecommunications industry, and top-line revenue growth as the true measures of our performance. We look forward to completing this review and getting back to business."

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     To date, the findings of the review include the following:

* The Company's existing policies with respect to the full deferral of sales proceeds (deferred revenue), and breakage (defined as the expiration of cards with remaining unused minutes) are appropriate as they relate to sales transactions undertaken by the Company. However, in the case of acquisitions of prepaid calling card companies - which SmarTalk successfully completed six times in 1997 - it was determined that deferred revenue recorded by SmarTalk relating to the acquired companies should exclude breakage (insofar as breakage arises from pre-acquisition sales of cards) and should be measured at the fair value of the obligation the Company expects to service. The reduction of the service obligation should be recognized as revenue as minutes are used. As a result, the Company will reverse acquiree breakage revenue previously reported in the 1997 financial results and from results of Q1 and Q2 1998 ($10.7 million, $3.8 million and $3.9 million, respectively) with a related reduction in intangible assets. This adjustment will also impact Q3 and Q4 1998. The impact of this change will be to substantially reduce previously anticipated breakage revenue for Q3 and Q4 1998. 1999 breakage revenue will not be significantly affected by the accounting for the 1997 acquisitions as the breakage effects from pre-acquisition sales of cards are likely to be fully exhausted by the end of 1998.

* In 1997, the Company recorded a restructuring reserve of $25.0 million. Based on the review, the Company concluded that this restructuring reserve would need to be reversed for 1997 and various components of this reserve should be expensed as incurred during 1998.

* In connection with SmarTalk's 1997 acquisitions, approximately $260 million of the aggregate consideration paid was in excess of the fair value of net tangible assets identified. Of this amount, $200.4 million was allocated to goodwill. The Company commissioned a subsequent valuation analysis, which was recently completed by an independent valuation firm. Certain portions of the original allocation were determined to relate to intangibles other than goodwill that are amortizable over periods ranging from 2 to 10 years. In addition, based on the review, the Company also concluded that, in the case of acquisitions completed in 1997 involving the issuance of securities, the value of the shares issued should be based on a three-day average of the share prices for the three days spanning the announcement of the transaction, as opposed to the share price on the day of the announcement. This re-allocation of purchase price will increase acquisition goodwill, and the related amortization expense will result in lower net earnings and earnings per share over the next several years.

* In June, 1998, the Company acquired Worldwide Direct, Inc. (WWD), which originally qualified as a pooling of interests. Subsequent to June 1998, negotiations have taken place with certain former shareholders of WWD to modify the terms of this acquisition. As a result of these developments, the Company's June 1998 quarterly financial results (and those for the six months ended June 1998 and comparable periods for the prior year) will reflect the treatment of the WWD acquisition using the purchase method of



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     accounting. This change will reduce 1998 revenues and increase amortization expense for future periods.

* In connection with the Company's 1997 acquisition of ConQuest, the Company engaged an independent valuation firm, whose valuation report identified $39.2 million of in-process research and development, which was recorded as a one-time write-off in connection with the acquisition. The Company is continuing to review the appropriateness of this charge and currently expects a potentially material adjustment likely resulting in increased goodwill amortization in future periods.

     1997 RESTATEMENT
     ----------------

     SmarTalk anticipates restating 1997 revenue at $61.1 million, versus the originally reported $71.8 million. SmarTalk is not reporting net income at this time because it is reassessing the charge taken for the acquired IPR&D related to the ConQuest acquisition. The Company currently estimates that, as a result of the adjustments described above and pending finalization of the IPR&D reassessment, the restated 1997 net loss will be in a range from $51.5 million to $17.5 million, or $3.44 to $1.17 per share, versus net loss per share of $4.14 as originally reported. This range assumes an allowable IPR&D charge of $5.0 million remaining and that the corresponding increase to goodwill would be amortized over a 15 year period.


     Q1 1998 RESTATEMENT
     -------------------

     SmarTalk will restate Q1 1998 revenue to $36.4 million, versus the originally reported $39.6 million. SmarTalk is not reporting net income at this time because it is reassessing the charge taken for the acquired IPR&D related to the ConQuest acquisition. The Company currently estimates that, as a result of the adjustments described above and pending finalization of the IPR&D reassessment, the restated Q1 1998 net loss from continuing operations will be in a range from $11.8 million to $12.3 million, or $0.54 to $0.56 per share, versus break even earnings per share from continuing operations as originally reported. This range assumes an allowable IPR&D charge of $5.0 million remaining and that the corresponding increase to goodwill would be amortized over a 15 year period. For every additional $5.0 million increment in the IPR&D charge that is allowable, the Company



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estimates that the net loss per share from continuing operations would be reduced by approximately $0.01.

     Q2 1998 RESTATEMENT
     -------------------

     SmarTalk will restate Q2 1998 revenue to $42.9 million, versus the originally reported $51.8 million. SmarTalk is not reporting net income at this time because it is reassessing the charge taken for the acquired IPR&D related to the ConQuest acquisition. The Company currently estimates that, as a result of the adjustments described above and pending finalization of the IPR&D reassessment, the restated Q2 1998 net loss from continuing operations will be in a range from $27.9 million to $28.4 million, or $1.20 to $1.22 per share, versus net earnings per share from continuing operations of $0.08 as originally reported. This range assumes an allowable IPR&D charge of $5.0 million remaining and that the corresponding increase to goodwill would be amortized over a 15 year period. For every additional $5.0 million increment in the IPR&D charge that is allowable, the Company estimates that the net loss per share from continuing operations would be reduced by approximately $0.01.

     A summary of the unaudited estimated effects on SmarTalk's consolidated statements of operations and balance sheets for the relevant periods is attached. Investors are cautioned that these results are preliminary and subject to material adjustment pending completion of the accounting review. The actual consolidated statements of operations and balance sheets for the relevant periods could differ materially from the summary presented, particularly in light of the likely write-off of the charge taken for the acquired IPR&D related to the ConQuest acquisition. The Company anticipates filing restated financial statements on an amended form 10-K for 1997 and on amended form 10-Q's for the first and second quarters with the Securities and Exchange Commission in early November. On November 13, the Company expects to report results for the third quarter ended September 30, 1998.

     RECENT DEVELOPMENTS
     -------------------

     Spangenberg said: "The opportunity for SmarTalk continues to be leveraging and expanding the strong distribution asset we have assembled. One measure of the strength of this distribution is decremented minutes, which drive revenues and reflect consumer usage of


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the Company's services. Minutes decremented for Q1 1998 were 173.6 million, and for Q2 1998 were 205.4 million, or an increase of approximately 18% over Q1 1998. While still being analyzed, we anticipate decremented minutes in Q3 1998 to be approximately 250 million or an increase of approximately 20% over Q2 1998.

     "We anticipate that operating results for Q3 and Q4 of 1998 will be adversely impacted by the significantly increased amortization expense, reduced acquiree breakage revenue, and the current period recognition of expenses for items that previously were contemplated to be included in the 1997 restructuring charge. We expect 1999 results will be adversely impacted by the significantly increased amortization expense. We are taking the actions necessary to strengthen our relationships with our customers and employees, and improve revenues and EBITDA performance."

     Noting the Company's success in recent business developments, Jeff Lindauer, the company's president and chief operating officer, said: "SmarTalk holds a leadership position in its marketplace. Our ability to deliver both long distance and cellular products through our distribution channels provides us with a tremendous competitive advantage. The strength of our core operations, our market leadership and the delivery of quality products will drive our future success. SmarTalk is leveraging its competitive edge in the prepaid industry with our prepaid cellular product, our Pronto!(TM) product, the SmarTalk/American Express point of sale activation (POSA) system, the addition of new retailers, the Catalina Marketing strategic alliance, and our core brand relaunch. We are encouraged by these developments and anticipate creating new partnerships to increase the number of storefronts and consumers we serve."

Highlights of recent developments include:

* PREPAID CELLULAR LAUNCH. Since SmarTalk launched its current prepaid cellular product to retailers late in Q3 1998, the Company has acquired distribution at Kmart, Service Merchandise, Hills Department Stores, Fred Meyer, Ace Hardware, Fry's Electronics, Longs Drug, Bradlees, Northern Auto, and BJ's Wholesale Club with additional locations anticipated to follow. This product gives consumers a convenient cellular option with no contracts, no monthly fees, no credit checks, and no security deposits. In addition, the


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     phone is also available through direct to consumer advertising featuring corporate spokesperson Dick Clark that airs on most national cable stations. This advertising attracts new consumers and reinforces the brand name at retail locations with its "As Seen On TV" packaging.

*    PRONTO!(TM)    SmarTalk also introduced its new international product,
     Pronto!(TM). Pronto!(TM) is marketed to independent groceries and convenience stores primarily through distributors in large, highly ethnic areas such as New York, Los Angeles, and Miami. The Pronto!(TM) card provides an inexpensive way to contact family and friends at international destinations. This international segment of the market has been growing rapidly as consumers are asking for a no-frills low-cost means to communicate on a budget.

*    POINT OF SALE ACTIVATION (POSA).   The SmarTalk/American Express point of
     sale activation system, permitting retailers to openly display SmarTalk cards with limited risk of shrinkage, is expected to enhance the productivity of existing accounts as additional retailers convert to this feature. With point of sale activation in place, average cycle time between shipment of the card to the retailer and activation by the customer can be reduced from 30 to approximately seven days. POSA systems are in place at the U.S. Post Office and Eckerd's, two of SmarTalk's largest customers, as well as at Service Merchandise and American Express Travel Service Offices. A number of the Company's top customers are expected to convert to POSA systems over the next two quarters.

*    NEW RETAILERS.   SmarTalk has recently expanded its U.S. distribution with
     the addition of the following retailers: Racetrac (300 storefronts), Cub Foods (17 additional locations), American Express Travel Service Offices (100 locations), Giant Foods (170 stores), and Spartan Foods (72 locations). In Canada, SmarTalk has expanded its distribution with the recent addition of Jean Coutu (250 storefronts), Uniprix #2 (200 locations), Pharmax Rexall (80 outlets), Medicine Shop (50 outlets), Financial Stop (500 outlets), Agora (817 storefronts), Shoppers Drug Mart (800 stores), and Wal-Mart Canada (144 stores). In the U.K., SmarTalk has expanded its distribution with the addition of Superdrug (750 storefronts), American Express Travel Service Offices (50 locations), and Holiday Inn U.K. (26 locations).

* CATALINA MARKETING STRATEGIC ALLIANCE. In the second quarter of 1998, SmarTalk executed a multi-year strategic alliance with Catalina Marketing Corporation, a promotional grocery marketer which produces point-of-sale coupons at check out aisles. Similar to plastic prepaid phone cards, the SmarTalk prepaid phone certificate will provide consumers with a prepaid method to make local and long distance calls by dialing an 800 number and activating a PIN number printed on the register tape at the point of sale. Retailers will benefit from this option as it allows them to customize the product to capture consumers' interests at the point of purchase.

* CORE BRAND RELAUNCH. To enhance its leadership position in the prepaid telecommunications category, SmarTalk is enhancing the look of its core brand. After substantial market research and consultation with several customers, SmarTalk has upgraded the look and feel of its product and package to reflect the inherent quality and value of its mainstream product offering. SmarTalk's new contemporary design will be supported by new point of purchase merchandising and advertising.

     SmarTalk TeleServices, Inc. is a leading provider of prepaid calling cards and prepaid wireless services. Based in Dublin, Ohio, SmarTalk maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. SmarTalk also creates promotional card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.

Note: The statements in this release regarding anticipated future results and completion of the restatement process for prior financial periods constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, including risks such as: the risk that the SEC could disagree with the Company's accounting treatment with respect to restatement items; difficulties in achieving the Company's future business strategy due to the highly competitive nature of the Company's business and the uncertainty in consumer acceptance for the Company's products, including its prepaid cellular product offering; possible difficulty in obtaining financing on acceptable terms for the Company's future growth; and difficulty in integrating the Company's operations acquired primarily through acquisitions. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports including, without limitation, its Annual Report on Form 10-K/A for the year ended December 31, 1997 and its Quarterly Reports on Forms 10-Q/A.


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                          SMARTALK TELESERVICES, INC.
                    UNAUDITED ESTIMATES RESTATEMENT OVERVIEW

The following table sets forth preliminary estimates of the impact of the proposed restatements for selected items of SmarTalk's statements of operations and balance sheets for the fiscal year ended December 31, 1997 and for the quarters ended March 31, 1998 and June 30, 1998. Such estimates are subject to change and, in the case of amortization, operating loss, loss before income taxes, net loss from continuing operations and net loss per share from continuing operations, may differ materially from the estimates set forth below. Among other things, such estimates are based upon an assumed restated expense for acquired in-process research & development ("IPR&D") in the amount of $5.0 million and an increase in intangibles as a result of the restatement in the amount of $34.2 million, amortizable over a period of 15 years. As stated in the accompanying press release, which must be read in conjunction with this summary, the Company and its independent accountants, PricewaterhouseCoopers LLP, have not concluded their review of the appropriate level of any IPR&D expense, and the actual amount of IPR&D may materially differ from the estimated amount used as an assumption herein. For each $5.0 million increase in IPR&D above the estimated amount assumed below, (i) amortization expense would decrease by $30,000 for the fiscal year ended December 31, 1997, $80,000 for the quarter ended March 31, 1998, and $80,000 for the quarter ended June 30, 1998 and all quarterly periods thereafter through the end of the 15 year amortization period,
(ii) operating loss, loss before income taxes and net loss from continuing operations in each case would decrease by $4.97 million for the year ended December 31, 1997, $80,000 for the quarter ended March 31, 1998, and $80,000 for the quarter ended June 30, 1998 and all quarterly periods thereafter through the end of the 15 year amortization period, and (iii) net loss per share from continuing operations would decrease by $.33 for the fiscal year ended December 31, 1997, approximately $.01 for the quarter ended March 31, 1998, and approximately $.01 for the quarter ended June 30, 1998 and all quarterly periods thereafter through the end of the 15 year amortization period.


Dollars in millions except per share data                                             QUARTER ENDED
                                                YEAR ENDED          ----------------------------------------------------
                                             DECEMBER 31, 1997           MARCH 31, 1998             JUNE 30, 1998
                                          ------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS                     AS        ESTIMATED        AS        ESTIMATED        AS        ESTIMATED
SELECTED CAPTIONS                         REPORTED      RESTATED     REPORTED      RESTATED     REPORTED     RESTATED(1)
------------------------------------------------------------------------------------------------------------------------
Revenue                                   $  71.8       $  61.1      $  39.6       $  36.4      $  51.8        $  42.9
Sales and marketing                          13.5          14.4          5.4           7.3          8.1           24.5
General and administrative                   11.2          11.6          6.1           8.2          5.9            9.0
Depreciation & Amortization                   4.0           6.8          3.0           7.1          4.3            8.2
Restructuring expense                        25.0             -            -             -            -              -
Acquired IPR&D(2)                            39.2           5.0            -             -            -              -
                                          ------------------------------------------------------------------------------
  Operating income (loss)                   (61.5)        (17.1)         1.2         (11.1)         4.4          (26.7)

Net Interest expense                         (0.4)         (0.4)        (1.3)         (1.3)        (1.3)          (1.3)
Other income (expense)                        0.1           0.1            -             -            -           (0.4)
                                          ------------------------------------------------------------------------------
  Income (loss) before income taxes         (61.9)        (17.5)        (0.1)        (12.3)         3.1          (28.4)
Provision for income taxes                      -             -            -             -         (1.2)             -
                                          ------------------------------------------------------------------------------
  Net income (loss) from
     Continuing operations                $ (61.9)      $ (17.5)     $  (0.1)      $ (12.3)     $   1.9        $ (28.4)
                                          ==============================================================================
  Net income (loss) per share
     From continuing operations           $ (4.14)      $ (1.17)     $  0.00       $ (0.56)     $  0.08        $ (1.22)
                                          ==============================================================================

BALANCE SHEETS
SELECTED CAPTIONS
---------------------------------------
Assets:
  Trade accounts receivable, net          $  32.7       $  28.0      $  35.5       $  30.7      $  45.9        $  19.8
  Intangibles, net                          222.5         243.8        225.7         242.4        229.5          295.9
Liabilities:
  Deferred revenue                           40.2          28.9         27.8          19.6         29.5           16.8
  Restructuring reserve                      23.9           -           22.7           -           22.0            -

(1) June 30, 1998 "Estimated Restated" column includes adjustments to reflect the treatment of the acquisition of Worldwide Direct, Inc. (WWD) under the purchase method of accounting and includes the results from WWD in the Company's consolidated results from the date of acquisition.

(2) Acquired IPR&D is assumed to be $5.0 million for purposes of this summary only. The actual IPR&D charge is currently being evaluated by the Company. This amount could change materially and amortization expense in future periods could materially change, thereby impacting future earnings significantly.

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